Exhibit 8.1
[Locke Lord Bissell & Liddell LLP letterhead]
April 23, 2009
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601
Re: Old Republic International Corporation 8.00 % Convertible Notes due 2012
Ladies and Gentlemen:
We are acting as counsel to Old Republic International Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of the Company’s 8.00% Convertible Senior Notes due 2012 in the aggregate principal amount of $275,000,000 (the “Firm Notes”), and an additional aggregate principal amount of $41,250,000 which may be sold pursuant to an overallotment option granted by the Company (together with the Firm Notes, the “Convertible Notes”) to be sold pursuant to an Underwriting Agreement entered into among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”).
The Convertible Notes are to be issued under an indenture, dated as of August 15, 1992 between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be entered into between the Company and the Trustee.
The Convertible Notes were registered pursuant to a Registration Statement on Form S-3 (No. 333-142462) (the “Registration Statement”), including the base prospectus, dated April 30, 2007, a preliminary prospectus supplement dated April 22, 2009 (the “Preliminary Supplement”), and a final prospectus supplement dated April 23, 2009 (the “Final Supplement”), filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Securities Act”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.
Our opinion is based on our understanding of the relevant facts concerning the transaction described in the Preliminary Supplement and the Final Supplement. We have also examined such other documents as we have considered necessary for rendering our opinion. In connection with this opinion letter, we have also assumed (without any independent investigation) that the transaction described in the Preliminary Supplement and Final Supplement will be reported by the Company and the holders of the Convertible Notes and the common stock into which such Convertible Notes are convertible for United States federal income tax purposes in a manner consistent with the opinion expressed below.

Old Republic International Corporation
April 23, 2009

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), Internal Revenue Service rulings, and court cases interpreting the Code and the Regulations, all as in effect as of the date of this opinion letter. Any of the Code, Regulations, rulings, or judicial decisions relied upon could be changed, perhaps retroactively, to affect adversely the United States federal income tax consequences of the transactions described in the Preliminary Supplement and Final Supplement. Although the opinion expressed in this letter is based on our best interpretations of existing law, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.
We have reviewed the sections of the Preliminary Supplement and Final Supplement, entitled “Certain U.S. Federal Income Tax Considerations.” In our opinion, subject to the limitations, exceptions, assumptions and conditions set forth in such section and in this opinion letter, the legal conclusions contained therein as they relate to United States federal income tax matters represent our opinion as of the date hereof. We are expressing this opinion only with respect to the foregoing matters and no opinion should be inferred as to any other matters.
We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the reference to our firm therein. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
LOCKE LORD BISSELL & LIDDELL LLP
/s/ Locke Lord Bissell & Liddell LLP